23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of BOK Financial Corporation for registration of 10,000 shares of its common stock pursuant to the BOK Financial Corporation
Thrift Plan for Hourly Employees of our report dated January 18, 2000 with respect to the consolidated financial statements of BOK Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tulsa, Oklahoma
June 28, 2000